Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Mary Ann Susco
(212) 850-1382
suscom@jwseligman.com

             SELIGMAN NEW TECHNOLOGIES FUND, INC. AND SELIGMAN NEW TECHNOLOGIES FUND II, INC. TO HOST CONFERENCE CALL ON OCTOBER 10, 2007

NEW YORK, October 1, 2007- Seligman New Technologies Fund, Inc. and Seligman New Technologies Fund II, Inc. will host a conference call with representatives of the Funds, one of whom is J. & W. Seligman & Co.'s Head of Venture Capital. The discussion will focus on the most recent quarter and the recent sale of certain of the Funds' holdings.

The call, scheduled for Wednesday, October 10, 2007 at 11:00 a.m. Eastern Time, is open to the general public. The call-in number is 888-714-3808. The Caller-ID number is 9282327.

The Seligman New Technologies Fund, Inc. is in liquidation. A proposal to liquidate and dissolve Seligman New Technologies Fund II, Inc. has been submitted to its stockholders. To obtain a copy of the proxy statement, contact your financial advisor or the Fund's proxy solicitor, Georgeson Inc. at 17 State Street, New York, NY 10004, or by telephone at 1-888-605-7582. We encourage stockholders to vote their proxies in order to minimize additional expenses of further proxy solicitation.

Seligman New Technologies Fund, Inc. and Seligman New Technologies Fund II, Inc. are managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. In addition to providing management and advisory services to institutional clients, the firm and its affiliates provide individuals a broad array of investment options, including the US-based Seligman Group of Funds with more than 60 portfolios. Additionally, the firm manages Tri-Continental Corporation, which is traded on the New York Stock Exchange, and a range of offshore investments available exclusively for non-US investors.

J. & W. Seligman & Co. Incorporated has an additional office in Palo Alto, California. Seligman Advisors, Inc. is the principal underwriter for the Seligman mutual funds. Seligman Services, Inc. provides client services to shareholders. Seligman Advisors, Inc. and Seligman Services, Inc. are each an affiliate of J. & W. Seligman & Co. Incorporated.

Technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Investments in venture capital companies are highly speculative.

You should consider the investment objectives, risks, charges, and expenses of a Fund carefully before investing. You can obtain the Fund's most recent annual and semi-annual reports by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other information, including the current proxy statement for Seligman New Technologies Fund II, Inc., are also available on the Securities and Exchange Commission's EDGAR Database at www.sec.gov.